UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

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[_]	Preliminary Proxy Statement
[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(a)(2))
[_]	Definitive Proxy Statement
[_]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to §240.14a-12

Parametric Sound Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by: Parametric Sound Corporation

Pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934

Subject Company: Parametric Sound Corporation

Commission File No.: 000-54020

The following press release was issued by Parametric Sound Corporation (Parametric) on September 17, 2013, related to the Agreement and Plan of Merger dated August 5, 2013, among Parametric, VTB Holdings, Inc. (Turtle Beach) and Paris Acquisition Corp.

Parametric Sound Corporation to Present at the 4th Annual Alpha Select Conference

SAN DIEGO, California, September 17, 2013 – Parametric Sound Corporation ( NASDAQ : PAMT ), today announced that members of the Company’s management team will be presenting at the 4th Annual Alpha Select Conference on Thursday, September 26, 2013 at 2:35pm ET. As a result of the recently announced merger agreement between the Company and Turtle Beach, Juergen Stark, CEO of Turtle Beach, will also participate in the presentation. The conference will take place at the Convene Meeting Spaces, New York, NY. The presentation will be webcast live and may be accessed on the investor relations section of the Company’s website, www.parametricsound.com.

About Parametric Sound Corporation

Parametric Sound Corporation is a pioneering innovator of directed audio solutions. With a substantial body of intellectual property, Parametric Sound is the foremost authority in the application of acoustic technology to beam sound to target a specific listening area without the ambient noise of traditional speakers. The Company is targeting its technology for new uses in consumer markets including computers, video gaming, televisions, home audio, health care and mobile devices. For more information, visit www.parametricsound.com.

About Turtle Beach

Turtle Beach designs and markets premium audio peripherals for video game, personal computer, and mobile platforms, including its acclaimed line of Ear Force gaming headphones and headsets crafted for Xbox 360 and PS3 game consoles and PC games. Turtle Beach’s limited edition, Ear Force Tango wireless headset was recognized as an honoree by the 2013 International CES Innovations Awards. According to the NPD Group, Turtle Beach manufactures the top five best-selling third-party gaming headsets of all time when ranked in dollar sales. The Ear Force X12 wired headset is the No. 1 best-selling third-party gaming headset of all time. Turtle Beach, headquartered in Valhalla, New York, is majority owned by the Stripes Group, an entrepreneurial growth equity fund based in New York City, and is a brand of Voyetra Turtle Beach, Inc., which has been at the forefront of music and audio technology for more than three decades and is recognized as a pioneer of today’s PC audio industry. Turtle Beach and Ear Force are registered trademarks of Voyetra Turtle Beach, Inc. All other trademarks are property of their respective holders and are hereby acknowledged. For more information, visit www.turtlebeach.com.

Important Additional Information for Investors and Stockholders
This material and statements made on the conference call are not a substitute for the proxy statement that Parametric will file with the SEC. Investors and security holders are urged to read the proxy statement (including any amendments or supplements) and other documents filed with the SEC carefully in their entirety when they become available because they will contain important information about Parametric, Turtle Beach and the proposed transaction. The definitive proxy statement will be mailed to the stockholders of Parametric.

Investors and security holders will be able to obtain free copies of the proxy statement (when available) and other relevant documents filed with the SEC by Parametric at the SEC´s web site at www.sec.gov. Free copies of the proxy statement (when available) and other documents filed with the SEC also can be obtained by directing a request to Parametric, Attention: Investor Relations, telephone: (888) 477-2150. In addition, investors and security holders may access copies of the documents filed with the SEC by Parametric on Parametric’s website at www.parametricsound.com.

Parametric and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction described in this release. Information regarding Parametric’s directors and executive officers is available in Parametric’s annual report on Form 10-K for the year ended September 30, 2012, which was filed with the SEC on November 28, 2012 and Parametric’s definitive proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on January 10, 2013. If and to the extent that any of the Parametric participants will receive any additional benefits in connection with the proposed transaction that are unknown as of the date of this release, the details of those benefits will be described in the definitive proxy statement relating to the proposed transaction. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of Parametric’s directors and executive officers in the proposed transaction by reading the definitive proxy statement when it becomes available.

CONTACT:

Tracy Neumann

888-HSS-2150, Ext. 509

tneumann@parametricsound.com

INVESTOR RELATIONS CONTACT:

Dave Mossberg

Three Part Advisors, LLC

(817) 310-0051

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